Prospectus Supplement No. 1	Filed Pursuant to Rule 424(b)(7)
To Prospectus Dated April 17, 2015	Registration No. 333-203479

LIBERTY PROPERTY TRUST

COMMON SHARES OF BENEFICIAL INTEREST

This prospectus supplement supplements and amends the prospectus dated April 17, 2015, relating to the resale from time to time by certain selling shareholders of our common shares of beneficial interest that they have received or will receive in exchange for units of limited partnership interests of our operating partnership, Liberty Property Limited Partnership.

This prospectus supplement should be read in conjunction with and accompanied by the April 17, 2015 prospectus and is qualified by reference to that prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in that prospectus.

SELLING SHAREHOLDER

The selling shareholder listed in the following table may receive common shares in exchange for units of limited partnership interest in our operating partnership that have been pledged to the selling shareholder by a holder of our units as security for a loan by the selling shareholder to such unitholder.  All information regarding the number of common shares beneficially owned by the selling shareholder named in this prospectus supplement has been provided to us by the selling shareholder.

	Pre-Offering			Post-Offering
Selling Shareholder	Total Number of Common Shares Beneficially Owned	Percentage of Class(1)	Common Shares Offered	Total Number of Common Shares Beneficially Owned	Percentage of Class(1)

First Community Bank, N.A.	297,075	—	*	—	*

*                 Indicates less than one percent (1%).

(1)         Calculated based on 148,893,177 common shares outstanding as of February 23, 2015.  In calculating this amount for the selling shareholder named in this prospectus supplement, we treated as outstanding the number of common shares issuable in exchange for units of limited partnership interest in our operating partnership that have been pledged to the selling shareholder, but we did not include common shares issuable in exchange for any other units of limited partnership interest in our operating partnership.

PLAN OF DISTRIBUTION

The plan of distribution included in the April 17, 2015 prospectus is hereby supplemented to reflect that the selling shareholders for whom shares are registered in that prospectus may, from time to time, pledge or grant a security interest in some or all of the common shares registered for resale by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.  The selling shareholders also may transfer and donate the common shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of the prospectus.

You should carefully read and consider the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission before you invest in the securities described in this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities described in this prospectus supplement or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 24, 2015